UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2010 (February 17, 2010)

Behringer Harvard REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51293	68-0509956
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-1605

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On February 17, 2010, Behringer Harvard REIT I, Inc., a Maryland corporation (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), entered into a letter agreement with our advisor, Behringer Advisors, LLC, a Texas limited liability company (the “Advisor”), under which the Advisor set our obligation to pay asset management fees to the Advisor for services rendered under the Fifth Amended and Restated Advisory Management Agreement dated December 29, 2006, as amended, at $5.0 million for the first quarter of 2010.  In doing so, the Advisor waived our obligation to pay approximately $2.2 million in additional asset management fees that would otherwise become due and payable during the first quarter of 2010.

The information set forth above with respect to the letter agreement does not purport to be complete in scope and is qualified in its entirety by the full text of the letter agreement, which is being filed as Exhibit 10.1 hereto and is incorporated into this Item 1.01 disclosure by reference.

Item 8.01.                                          Other Events.

On February 17, 2010, our board of directors authorized a distribution payable to stockholders of record on February 28, 2010.  The distribution will be paid in cash on or before March 16, 2010.  The declared distribution equals a monthly amount of $0.0271 per share of common stock, which is equivalent to an annual distribution rate of 3.25% on a purchase price of $10.00 per share.  Distributions are authorized at the discretion of our board of directors based on its analysis of numerous factors, including but not limited to our forthcoming cash needs, and there is no assurance that distributions will continue or at any particular rate.  All or a portion of the distribution may constitute return of capital for tax purposes.

The general indicators of performance in the commercial office market have continued to be weak as a result of the global recession and the inherent lagging nature of office recovery comparative to the broader economy.  Contributing to this is the continued growth in unemployment, the key factor in vacancy levels, which have also increased nationally.  In this environment, rental concessions to keep assets leased along with increased capital expenditures in the form of tenant improvements and leasing commissions have the effect of reducing cash available for distributions.  The board of directors continues to monitor these and other indicators consistent with its previously stated objective of preserving equity and capital for our stockholders.

Item 9.01.                                          Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Letter Agreement, dated February 17, 2010, between Behringer Harvard REIT I, Inc. and Behringer Advisors, LLC regarding asset management fees

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD REIT I, INC.

Dated: February 22, 2010	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President – Corporate Development & Legal

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated February 17, 2010, between Behringer Harvard REIT I, Inc. and Behringer Advisors, LLC regarding asset management fees